Exhibit 99

Susquehanna Media Co. – Fourth Quarter 2004 Results

April 6, 2005

York, PA – Susquehanna Media Co. (Media) reported $106.9 million consolidated revenues for the fourth quarter ended December 31, 2004. Revenues increased $9.2 million or 9% compared to fourth quarter 2003. Quarterly operating income of $22.7 million represented a $3.1 million or a 12% decrease from fourth quarter 2004. Fourth quarter 2004 revenues related to the Carmel, New York cable service areas (“Carmel”) acquired on March 9, 2004 were $8.4 million. Carmel’s fourth quarter 2004 operating loss was $2.5 million.

Media’s revenues for the year ended December 31, 2004 were $413.5 million, an increase of $37.2 million or 10% over 2003. Operating income of $82.2 million was $10.3 million or 11% lower than 2003. Carmel contributed $26.5 million of revenues and an operating loss of $8.0 million from acquisition through December 31, 2004. The annual valuation for the Cable Performance Share Plan reduced operating income for the year by $1.5 million in contrast to a valuation change that increased operating income by $0.4 million in 2003.

On March 30, 2005, Media filed an amended SEC Form 10-Q/A for third quarter 2004. Media’s restated operating results included additional programming costs of $2.2 million due to a loss of favorable program pricing. Please see the amended filing for a more complete description of the restatement. This release reflects all restatement changes.

On January 26, 2005, the United States District Court for the Northern District of Georgia granted summary judgment in favor of Bridge Capital Investors (“BCI”), who had sued Media for $10.0 million alleging breach of contract and unjust enrichment in connection with Media’s acquisition of WHMA-FM, now WWWQ-FM, which now serves the Atlanta market. The summary judgment granted BCI $10.0 million plus interest at 9% from January 22, 2001 and recovery of attorney’s costs. On February 22, 2005, Media appealed the judgment. Media’s statement of operations includes $3.6 million interest and $0.1 million of other expense for attorney fees related to this judgment. Media’s December 31, 2004 balance sheet was increased by $10.0 million in FCC licenses, $3.6 million of accrued interest and $10.1 million in other current liabilities for this judgment.

On November 12, 2004, Media sold the assets of radio station WABZ-FM, licensed to Albemarle, North Carolina for $11.5 million cash. The gain on the sale was $10.2 million.

On October 23, 2004, Media received a $2.1 million state income tax refund that included approximately $0.6 million of interest on the refund. The refund represents settlement of a state income tax audit for years 1997 through 2000. Due to significant uncertainties, this benefit was not previously recognized.

Radio

Fourth quarter revenues of $58.9 million were $0.8 million or 1% lower than fourth quarter 2003. Radio’s fourth quarter operating income was $18.9 million, level with 2003 operating income. Softness in the Dallas market and the loss of Oakland Raiders broadcast rights in San Francisco offset increased revenues in the Atlanta, Kansas City and Cincinnati markets.

Revenues for the year ended December 31, 2004 were $231.1 million, a $2.1 million or 1% increase over 2003. Operating income for the year was $64.0 million, an increase of $1.4 million or 2% over 2003.

Cable

Fourth quarter 2004 revenues totaled $46.9 million, an $11.4 million or 32% increase over four quarter 2003. Carmel contributed approximately $8.4 million to fourth quarter revenues. As of January 1, 2004, Internet access, transport and hosting activities (“BlazeNet”) formerly reported in the Internet and Other segment, were merged into the Cable segment. Revenues for these activities totaled $1.4 million for the fourth quarter.

Cable operating income was $4.5 million for the fourth quarter, a decrease of $2.5 million or 36% from fourth quarter 2003. The decrease in Cable operating income was primarily attributed to Carmel’s fourth quarter $2.5 million operating loss which included $4.3 million in depreciation and amortization.

For the year ended December 31, 2004, Cable revenues were $178.9 million, an increase of $41.6 million or 30% over 2003. This improvement in revenues was attributable to acquiring Carmel and merging BlazeNet, increased penetration of high-speed Internet access via cable modems, and basic rate increases. Operating income declined $8.7 million or 29% for the year ended December 31, 2004. Carmel’s 2004 operating loss was $8.0 million, which included $14.2 million depreciation and amortization. As of December 31, 2004, average monthly revenue per basic subscriber was $65.52, an increase of $9.99 or 18% over 2003. Basic and expanded basic rate increases, higher revenues per Carmel subscriber, merger of the BlazeNet operation into Cable and the increasing penetration of cable modem and digital video services were responsible for the higher average monthly revenue per basic subscriber.

On a same systems basis (excluding Carmel and BlazeNet), Cable revenues for the fourth quarter were $37.1 million, a $1.6 million or 5% increase over 2003. Revenue improvement was due to increased penetration of high-speed Internet access and basic rate increases implemented during first quarter 2004. Operating income was $7.0 million on a same systems basis, equal with 2003.

Cable revenues for 2004, on a same systems basis, were $146.4 million, $9.2 million or 7% higher than 2003. Operating income on a same systems basis for the year ended December 31, 2004 was $29.7 million, a decrease of $0.7 million or 2% from 2003.

Cable capital expenditures were $34.6 million for the year ended December 31, 2004. Rebuild expenditures of $17.1 million were dedicated to the rebuild of our Rankin County, Mississippi system. Commercial and residential line extension expenditures in other areas were approximately $6.3 million, customer premise equipment expenditures were $4.2 million, and scaleable infrastructure expenditures were $4.3 million for the year ended December 31, 2004.

Debt Covenant Compliance

Media was in compliance with all debt covenants as of December 31, 2004.

The indenture that governs our senior subordinated notes (“Notes”) contain covenants, such as fixed charge coverage ratio, which determine compliance based on a financial measure called “Consolidated EBITDA”. Additionally, our senior secured credit facilities (“Facilities”) contain certain covenants in which compliance is measured by computations substantially similar to those used in determining Consolidated EBITDA. Consolidated EBITDA is defined as net income before income taxes, minority interest, interest expense, (net of interest income), depreciation and amortization, employee stock ownership plan expense, non-cash credits and charges, extraordinary, non-recurring or unusual items, and any gain or loss on disposal of assets.

Although Consolidated EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles (“GAAP”), we believe that Consolidated EBITDA is a meaningful measure of performance because it is commonly used in the radio and cable television industries to analyze and compare radio and cable television companies on the basis of operating performance, leverage and liquidity. In addition, as noted above, both our Facilities and the indenture that governs our Notes contain certain covenants in which compliance is measured by Consolidated EBITDA or computations substantially similar to those used in determining Consolidated EBITDA. Furthermore, management expects that Consolidated EBITDA will be used to satisfy working capital, debt service and capital expenditure requirements and other commitments and contingencies. Media’s failure to comply with its debt covenants could result in the acceleration of its outstanding debt or reduce its ability to access the Facilities as a source of liquidity. Either of these events could have a material adverse impact on Media’s liquidity, financial condition and results of operations.

Consolidated EBITDA should not be considered in isolation or as a substitute for or an alternative to net income, cash flow from operating activities or other income or cash flow data prepared in accordance with GAAP. Consolidated EBITDA should not be considered as alternative measure of a company’s operating performance or liquidity. Consolidated EBITDA as presented may not be comparable to EBITDA or other similarly titled measures that may be used by other companies.

For the three months and years ended December 31, 2004 and 2003, Consolidated EBITDA may be calculated as follows:

Quarter ended December 31, 2004:
(in millions)
	Radio	Cable	Other	Total
Operating income (loss)	$18.9	$4.5	$(0.6)	$22.8
Depreciation and amortization	1.6	10.4	0.2	12.2
Other	0.0	0.0	(1.0)	(1.0)
Allocated ESOP expense	2.3	0.6	0.0	2.9

Consolidated EBITDA	$22.8	$15.5	$(1.4)	$36.9

Quarter ended December 31, 2003:
(in millions)
	Radio	Cable	Other	Total
Operating income (loss)	$19.0	$7.0	$(0.2)	$25.8
Depreciation and amortization	2.0	6.3	0.1	8.4
Other	0.0	0.0	(0.2)	(0.2)
Allocated ESOP expense	2.6	0.8	0.3	3.7

Consolidated EBITDA	$23.6	$14.1	$0.0	$37.7

Year ended December 31, 2004:
(in millions)
	Radio	Cable	Other	Total
Operating income (loss)	$64.0	$21.7	$(3.5)	$82.2
Depreciation and amortization	6.6	37.4	0.5	44.5
Other	0.0	0.0	(1.0)	(1.0)
Allocated ESOP expense	9.1	3.3	0.1	12.5

Consolidated EBITDA	$79.7	$62.4	$(3.9)	$138.2

Year ended December 31, 2003:
(in millions)
	Radio	Cable	Other	Total
Operating income (loss)	$62.6	$30.4	$(0.5)	$92.5
Depreciation and amortization	6.5	24.0	0.5	31.0
Other	0.3	0.0	(0.5)	(0.2)
Allocated ESOP expense	9.0	2.5	0.5	12.0

Consolidated EBITDA	$78.4	$56.9	$0.0	$135.3

General

Attached for your review is a schedule of unaudited selected financial information for the quarters and years ended December 31, 2004 and 2003.

Conference Call

A conference call is scheduled to review Susquehanna Media Co.’s fourth quarter 2004 results on Tuesday, April 12, 2005 at 11:00 am EDT. To participate in this conference call, please dial (877) 326-2337. The participant code is 7055494.

* * * * * * *

Some of the statements in this report constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain, but not necessarily all, of such forward-looking statements can be identified by the use of forward-looking terminology, such as “believes,” “expects,” “may,” “will,” “should,” or “anticipates” or the negative thereof or other variations thereof or comparable terminology, or by discussion of strategies, each of which involves risks and uncertainties. All statements other than historical facts included herein, including those regarding market trends, Media’s financial position, business strategy, projected plans, estimated impact of accounting treatment changes, estimated SEC filing dates, and objectives of management for future operations, are forward-looking statements. Many of these risks are discussed in Media’s Annual Report on Form 10-K for the year ended December 31, 2004, particularly under the caption “Risk Factors”. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance of Media to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include, but are not limited to, general economic and business conditions (both nationally and in Media’s markets), interest rate movements, terrorist’s acts or adverse action to United States anti-terrorism activities, expectations and estimates concerning future financial performance, acquisition opportunities and Media’s ability to integrate successfully any such acquisitions, our ability to successfully enter new lines of business, from time to time, such as telephony, financing plans, Media’s ability to service its outstanding indebtedness, availability and cost of cable programming, the impact of competition, existing and future regulations affecting Media’s business, possible nonrenewal of cable franchises, technological advances, our ability to anticipate trends in our businesses, decreases in Media’s customers advertising expenditures and other factors over which Media may have little or no control.

Susquehanna Media Co. and Subsidiaries

Selected Financial Information
(dollars in thousands, except Cable Operating Data)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2004	2003	2004	2003
Income Statement Data:
Revenues:
Radio	$58,903	$59,739	$231,058	$228,966
Cable	46,903	35,482	178,854	137,228
Other	1,108	2,464	3,615	10,066

Total	106,914	97,685	413,527	376,260
Operating Income (1)
Radio	18,950	18,975	64,022	62,599
Cable	4,484	7,000	21,730	30,429
Other	(706)	(150)	(3,572)	(511)

Total	22,728	25,825	82,180	92,517
Depreciation and amortization
Radio	1,592	1,968	6,605	6,467
Cable	10,494	6,295	37,449	23,931
Other	143	133	435	571

Total	12,229	8,396	44,489	30,969
Other Financial Data:
ESOP expense Radio	2,326	2,622	9,078	9,036
Cable	577	744	3,255	2,467
Other	(31)	323	127	481

Total	2,872	3,689	12,460	11,984
Cable performance share plan revaluation (1)	—	3	1,482	(443)
Interest expense, net	10,023	8,171	34,224	30,720
Interest income from loans to Parent (2)	1,655	1,738	6,641	6,909
Net Income	13,780	11,083	25,102	36,187
Capital expenditures	13,288	15,238	42,033	38,733
Total Long-term debt			577,232	536,134
Cable Operating Data:
Homes passed			357,163	311,096
Total customers (3)			233,101	207,326
Total customer penetration (4)			65.3%	66.6%
Basic video subscribers			229,860	205,602
Internal growth of subscribers (5)			-2.3%	-1.5%
Basic video penetration (6)			64.4%	66.1%
Digital customers (7)			60,286	44,019
Digital customer penetration (8)			26.2%	21.4%
Cable modems (9)			65,499	39,570
Cable modem penetration (10)			18.3%	14.9%
Average monthly revenue per basic subscriber (11)			$65.52	$55.53
Cable capital expenditures			$34,561,000	$25,347,000

(1)	Operating income in 2004 includes charges of $901,000, $557,000 and $24,000 in the Cable, Other and Radio segments, respectively, compared to 2003 expense reductions of $273,000, $163,000 and $7,000 in the Cable, Other and Radio segments, respectively for valuation changes in the Cable Performance Share Plan.
(2)	Interest income on ESOP-related loans by Media to its Parent.
(3)	Total customers represent the sum of basic video subscribers and cable modem only subscribers.
(4)	Total customer penetration represents total customers as a percentage of homes passed.
(5)	Internal growth of subscribers represents the year to date percentage change in subscribers excluding acquisitions.
(6)	Basic video penetration represents basic subscribers as a percentage of homes passed.
(7)	Digital customers represents the aggregate number of customer homes that subscribe to digital service.
(8)	Digital customer penetration represents digital customers as a percentage of basic subscribers.
(9)	Cable modems represents the aggregate number of cable modems that are billed for service.
(10)	Cable modem penetration represents cable modems as a percentage of homes passed available for two-way services.
(11)	Average monthly revenue per basic subscriber represents revenues divided by the weighted average number of subscribers for the period.